PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 30,	October 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$112,723	$98,945
Accounts receivable	80,672	82,951
Inventories	21,139	15,502
Other current assets	8,296	8,404

Total current assets	222,830	205,802

Property, plant and equipment, net	386,860	369,814
Investment in joint venture	65,773	61,127
Intangible assets, net	46,242	47,748
Other assets	18,844	19,388

	$740,549	$703,879

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$12,009	$11,467
Accounts payable and accrued liabilities	129,304	107,762

Total current liabilities	141,313	119,229

Long-term borrowings	70,631	78,852
Deferred income taxes and other liabilities	10,143	9,855

Equity	518,462	495,943

	$740,549	$703,879